Exhibit 10.16

AGREEMENT CONCERNING SHARES IN ENDESA, S.A.

By and between

ACCIONA, S.A.

     FINANZAS DOS, S.A.

ENEL, SpA

and

ENEL ENERGY EUROPE, SrL

March 26, 2007

AGREEMENT CONCERNING SHARES IN ENDESA, S.A.

In Madrid, on March 26, 2007

APPEAR

ON ONE HAND:	MR. JOSÉ MANUEL ENTRECANALES
DOMECQ, of legal age, of Spanish nationality, with
address for these purposes in Alcobendas (Madrid), at
Parque Empresarial de la Moraleja, Avenida de
Burgos 18, holding Spanish Identity Card number
5,381,412-X.

ON THE OTHER HAND:	MR. VALENTÍN MONTOYA MOYA, of legal
age, of Spanish nationality, with address for these
purposes in Alcobendas (Madrid), at Parque
Empresarial de la Moraleja, Avenida de Burgos 18,
holding Spanish Identity Card number 50,539,787-R.

ON THE OTHER HAND:	MR. JORGE VEGA-PENICHET LÓPEZ, of legal
age, of Spanish nationality, with address for these
purposes in Alcobendas (Madrid), at Parque
Empresarial de la Moraleja, Avenida de Burgos 18,
holding Spanish Identity Card number 02195235-T.

AND ON THE OTHER	MR. FULVIO CONTI, of legal age, of Italian
HAND:	nationality, with professional address in Viale Regina
Margherita 137, Rome (Italy), holding Italian tax
identification number CNT FLV 47R28H501X.

ACTING

Mr. José Manuel Entrecanales Domecq, in the name and on behalf of the Spanish company ACCIONA, S.A. (hereinafter, “ACCIONA”), with corporate address in Alcobendas (Madrid), Avenida de Burgos 18, incorporated for an unlimited term as “Cubiertas y Tejas, S.A.” pursuant to a public deed granted before the Notary of Barcelona, Mr. Pedro Arnau Ribas, on June 17, 1916; the company changed its corporate name to “ACCIONA, S.A.” pursuant to a resolution passed by the General Shareholders Meeting on June 19, 1998, as entered on a public deed granted before the Notary of Madrid Mr. Gabriel Baleriola Lucas on July 6, 1998 with number 2,643 of his public records and registered with the Commercial Registry of Madrid at Volume 13,351, Book 0, Folio 9, Page Number M-216,384. ACCIONA’s tax identification number is A-08001851.

Mr. José Manuel Entrecanales Domecq acts pursuant to his authority as Executive Chairman by virtue of a public deed recording corporate resolutions by ACCIONA granted before the Notary of Alcobendas (Madrid) Mr. Manuel Rodríguez Marín on May 5, 2004 with number 1,547 of his public records, and registered with the Commercial Registry of Madrid at Volume 13,351, Book 0, Folio 71, Page Number M-216,384, 50th entry.

Mr. Valentín Montoya Moya and Mr. Jorge Vega-Penichet López, in the name and on behalf of the Spanish company FINANZAS DOS, S.A. (hereinafter, “FINANZAS DOS”), with corporate address in Madrid, Juan de Mena 8, incorporated for an unlimited term pursuant to a public deed granted before the Notary of Madrid Mr. Rafael Ruiz Gallardón on May 29, 1991 with number 1,959 of his public records and registered with the Commercial Registry of Madrid at Volume 1,529, Folio 37, Page Number M-28,200, 1st entry. FINANZAS DOS’s tax identification number is A-80062755.

Mr. Valentín Montoya Moya and Mr. Jorge Vega-Penichet López act pursuant to their authority as joint proxyholders by virtue of a public deed recording corporate resolutions by FINANZAS DOS granted before the Notary of Alcobendas (Madrid) Mr. Manuel Rodríguez Marín on September 20, 2006 with number 2,932 of his public records, and registered with the Commercial Registry of Madrid at Volume 1,529, Folio 47, Page Number M-28,200, 11th entry.

Mr. Fulvio Conti, in the name and on behalf of:

(i)	the Italian entity ENEL S.p.A (hereinafter, “ENEL”), with registered office in
Viale Regina Margherita 137, Rome (Italy), incorporated for an limited term finishing on December 31, 2100 by Italian Act 1643 dated December 6, 1962, and made into a company (società per azioni) pursuant to Decree Law n. 333 dated July 11, 1992 (thereafter Italian Act n. 359 dated August 8, 1992), registered with the Chamber of Commerce (Camera di Commercio Industria
Artigianato Agricoltura) in Rome under n. 00811720580. ENEL’s Italian tax identification number is also 00811720580.

Mr. Conti acts pursuant to his authority as joint and several special proxyholder under a resolution passed by ENEL’s Board of Directors on March 22, 2007, as evidenced by an extract from the Minutes for such meeting copied from the
Minutes Book of the company and signed by the Company Secretary Mr.
Claudio Sartorelli before the Notary of Rome (Italy) Mr. Nicola Atlante on
March 23, 2007.

(ii)	the Italian entity ENEL ENERGY EUROPE, S.r.l. (hereinafter, “ENEL
ENERGY EUROPE”), with registered office in Viale Regina Margherita 137,
Rome (Italy), incorporated for a limited term finishing on December 31, 2100 as a limited-liability company (società a responsabilità limitata) pursuant to a public deed granted before the Notary of Rome (Italy) Ms. Matilde Atlante on
March 22, 2006 with number 12,032 of her public records and registered with the Chamber of Commerce (Camera di Commercio Industria Artigianato
Agricoltura) in Rome under n. 08933321005. ENEL ENERGY EUROPE’s
Italian tax identification number is also 08933321005.

Mr. Conti acts pursuant to his authority as joint and several special proxyholder under a resolution passed by ENEL’s Board of Directors on March 22, 2007, as evidenced by an extract from the Minutes for such meeting copied from the Minutes Book of the company and signed by the Company Secretary Mr. Claudio Sartorelli before the Notary of Rome (Italia) Mr. Nicola Atlante on March 23, 2007.

The parties above shall hereinafter be jointly referred to as the “Parties”. Likewise, any references to ACCIONA and ENEL shall be deemed made, where appropriate, to ACCIONA, S.A. and to the companies within its Group and to ENEL SpA and the companies within its Group, respectively, except where otherwise expressly noted.

The Parties acknowledge each other’s authority and capacity to enter into this agreement and, for these purposes, state as follows:

RECITALS

First.-      ENDESA, S.A. (hereinafter, “ENDESA”) is a Spanish company active within the power sector, whose shares are listed on the Madrid, Barcelona, Valencia and Bilbao Stock Exchanges and on the Automated Quotation System (Sistema de Interconexión Bursátil). Likewise, ENDESA’s shares are admitted to trading on the New York Stock Exchange as ADSs (American Depositary Shares), at a rate of one ordinary share in ENDESA per each ADS of ENDESA, and on the Off Shore Stock Exchange (Registro de Valores Extranjeros) in Santiago de Chile.

Second.-      A tender offer has been launched by E.On Zwölfte Verwaltungs GmbH (hereinafter, “E.On”) and is currently being run in respect of 100% of the share capital of ENDESA. The offer is subject, among others, to the acquisition of more than 50% of such share capital, as authorized by the Spanish Securities Market Commission (“CNMV”) on November 16, 2006 (hereinafter, the “E.On Offer”).

The E.On Offer became subject to the regime governing competing tender offers in Chapter V of Royal Decree 1197/1991 dated July 26 (hereinafter, “RD 1197/1991”). Pursuant to section 36.2 of RD 1197/1991, E.ON improved the E.On Offer by filing a closed envelope whereby it increased the consideration offered to the shareholders in ENDESA up to 38.75 Euros per share. This amendment to the E.On Offer was thereafter approved by the CNMV on February 6, 2007, and it is foreseen that the acceptance period shall expire on March 29, 2007.

During the course of the negotiations leading up to this agreement the Parties, upon a formal request by the CNMV, confirmed by way of two notices of relevant information (hechos relevantes) dated on March 23, 2007 the existence of conversations between them in order to explore the possibilities to develop a joint management project for ENDESA for the event that the E.On Offer would not prevent it. In light of this information, the CNMV resolved, also on March 23, 2007: (i) to authorize E.On to increase the price of the E.On Offer –only once– until Monday March 26, whereby the acceptance period would be extended –for the last time– until April 3, 2007; and (ii) to state that the CNMV would not authorize any tender offer for the shares in ENDESA launched by ENEL and/or ACCIONA during a six (6) month period following the settlement date of the E.On Offer, except if E.On would first desist from the E.On Offer.

Third.-      The Parties are shareholders in ENDESA, as follows:

  ACCIONA holds 10,964,099 shares in ENDESA, representing 1.036% of ENDESA’s share capital.
  FINANZAS DOS holds 211,750,424 shares in ENDESA, representing 20% of ENDESA’s share capital.
  ENEL ENERGY EUROPE (a 100 % subsidiary of ENEL) holds 105,800,000 shares in ENDESA, representing 9.993% of ENDESA’s share capital. Likewise, ENEL ENERGY EUROPE has entered with UBS Limited and Mediobanca into four (4) Share Swap Transactions (equity swaps) where the underlying asset is made up of 158,601,597 shares in ENDESA, representing 14.98% of ENDESA’s share capital. While it is foreseen that these swaps shall be settled in cash, ENEL ENERGY EUROPE has the option to request physical settlement whereby the relevant shares in ENDESA would be delivered to ENEL ENERGY EUROPE, thereby becoming the holder thereof. The latter method of settlement (physical settlement), however, is subject to the obtaining of any and alladministrative authorizations as may be necessary to that end.

Fourth.-      ENDESA is a worldwide leader in the energy sector; it is the first power company in Spain and in Latin America, and the third company in Italy and France. Additionally, ENDESA enjoys excellent growth prospects.

Fifth.-      ACCIONA is a Spanish leading company in the promotion, development and management of infrastructure, services and renewable energy management oriented to social welfare and sustainable growth.

Sixth.-      ENEL is an Italian leading company in the field of electric power and gas at a European level, currently active in fifteen (15) countries in Europe and America. Likewise ENEL is a leader in technological innovation in the power sector which, together with sustainable growth and investment in renewable energies, makes up a strategic priority for this company. Likewise, ENEL has broad experience in the development and management of generation assets and power and gas transportation and distribution infrastructures, particularly in the continuing improvement in efficiency and in customer-oriented management.

Seventh.-      The Parties, as significant shareholders in ENDESA and for the event that the current E.On Offer does not obtain more than 50% of ENDESA’s share capital, are interested in developing a joint management project for ENDESA based on the following principles:

  to retain ENDESA’s management and effective decision-making power in Spain;
  to guarantee, as a top priority, power supply and investment levels in the distribution and transportation network;
  to increase investments in the Spanish power sector, thereby benefiting ancillary industries and improving employment levels, particularly in the domestic mining sector;
  to maintain ENDESA’s R&D capabilities backed by ENEL’s explicit support;
  to trust in the experience, technological ability and efficiency of ENDESA’s personnel as evidenced through the years (the Parties not foreseeing any relevant change regarding the current staff);
  to maintain ENDESA’s current dividend policy.

Additionally, the Parties trust that the experience of ACCIONA in the Spanish market, coupled with ENEL’s management abilities in the energy sector, shall lead to a strengthening of the business results and to a wider international recognition of ENDESA. Particularly, the Parties consider:

  that in the context of integration among the different European markets the obtaining of synergies between ENEL and ENDESA so as to improve the competitiveness of both Groups and thus reinforce their position as a growing platform –thereby making the most of new opportunities brought about by the single European market– becomes essential;
  that within the field of renewable energies there is a large value creation potential through the achievement of income synergies derived from the integration or combination of the assets, equipments and know-how of ACCIONA and those of ENDESA. Such combination would result in the creation of the worldwide leader in renewable energy, with a presence in twenty four (24) countries and an estimated installed wind capacity above 12,000 MW in 2009;
  that this experience and management capacity of the Parties under ACCIONA’s leadership would allow a combination between high and recurrent cash flows derived from traditional power and ENDESA’s market position on the one hand, and the strong growing potential of the renewable energy sector and ACCIONA’s dynamism on management, on the other hand; and
  that the combination and industrial and management abilities of ACCIONA and ENEL will allow to ensure the completion of any investments currently foreseen in ENDESA’s investment plans for the period 2007-2009.

Eighth.-      In light of the above, and before embarking upon their joint management project, the Parties shall launch a tender offer to acquire 100% of the shares in

ENDESA pursuant to the terms and conditions herein, at a price which, given the existing restrictions on time scheduled for the Takeover Bid, the Parties have established at forty-one Euros (€ 41) per share in ENDESA, subject to any adjustment by reason of interests and dividends and thus without prejudice to any subsequent precision, by way of a minimum figure so as to afford the largest possible transparency level to the Market.

Following settlement of such tender offer, the Parties shall immediately incorporate a jointly-held company (hereinafter, “Newco”), to which they will contribute the majority of ENDESA’s share capital.

Ninth.-      As referred to above, the Parties consider a priority to achieve a series of synergies within the field of renewable energies, a field where ACCIONA’s presence is significant, and likewise to put in common all generation assets of this kind currently held by the ACCIONA and the ENDESA Groups, provided always that all relevant authorizations are obtained. To this effect, the Parties intend to combine such assets into a company where ACCIONA shall held, at least, 51% of the share capital, and ENDESA shall held the remaining stake.

Tenth.-      The Parties intend to integrate into ENDESA, for ENDESA’s own benefit, the assets currently held by ENEL in Spain through ENEL VIESGO (as this term is defined below), provided always that the relevant administrative authorizations are obtained, and provided further that such contribution –to be made pursuant to whatever legal structure may be more appropriate for the Parties and ENDESA– does not alter neither ACCIONA’s stake in Newco, nor Newco’s stake in ENDESA as provided for herein.

In a context of convergence among the different European regional markets, the Parties shall consider action plans designed to maximize synergies between ENEL and ENDESA and, in particular concerning:

  the integrated management of the gas chain, ranging from the procurement and trading of LNG to the building and management of regasification facilities, supply to generation infrastructures and sale to end customers;
  the procurement and management of other fuels;
  the procurement of goods and services;
  investment in power infrastructures; and
  R&D in the sector.

Eleventh.-      Therefore, the Parties have agreed on the provisions below pursuant to the following

CLAUSES

FIRST.-      PURPOSE AND EFFECTIVENESS

1.1		Purpose

The purpose of this agreement is:

	a)	To regulate the relationship between the Parties concerning their current and future stake in ENDESA’s share capital.

	b)	To lay down the mechanisms allowing the Parties to implement their joint management project for ENDESA, in any event subject, in accordance with applicable laws, to the prior formulation of a tender offer.

1.2.		Condition Precedent

The effectiveness of this agreement shall be subject to the only condition precedent consisting in E.On not becoming, as a result of the E.On Offer, the holder of more than 50% of ENDESA’s share capital. The foregoing shall be understood without prejudice to any other conditions to which the effectiveness of certain clauses herein is also subject to, as provided therein.

By way of exception, the provisions in Clauses 10.2, 10.3, 12.2, 15 (by way of reference from Clauses 10.2, 10.3 and 12.2), 16, 19, 20, 21, 22 and 23 are not
subject to the condition precedent above, and shall enter into force and become effective immediately upon execution hereof.

SECOND.-		ACQUISITION OF SHARES IN ENDESA

2.1.		Launching of a tender offer

Should the condition precedent in Clause 1.2 above be fulfilled, ACCIONA and ENEL shall launch a tender offer over the shares in ENDESA pursuant to the terms and conditions provided for below (hereinafter, the “Takeover Bid”)
within thirty (30) business days from the date when such a Takeover Bid may lawfully be launched and, in any event, following the date when the result of the E.On Offer is published.

	2.1.1.	Bidders

ACCIONA and ENEL shall act as joint co-bidders (co-oferentes mancomunados) for the purposes of the Takeover Bid. Any shares covered by the acceptance forms of the Takeover Bid shall be distributed as follows:

	-	In the first place, ACCIONA shall be allocated 42,079,382 shares, until reaching 3.974 % approximately of ENDESA’s share capital.

	-	Any remaining ENDESA’s shares covered by the acceptance
forms shall be allocated to ENEL.

2.1.2.		Consideration

The consideration offered per share shall be agreed upon by the Parties at the (future) time when the Takeover Bid is launched. This price shall not be lower than forty one euros (€ 41), adjusted to reflect a capitalization of interest at the EURIBOR rate until the date when the authorization for the Takeover Bid is applied for as well as to reflect any dividends deducted as referred to below, pursuant to a calculation made on the analogy of the provisions in Clause 10.2.3(iv) below, and without prejudice to the right of the Parties to have such price rounded off and, where appropriate, offer a higher price.

Failing agreement on a higher price, if ENEL wishes to proceed and formulate the Takeover Bid, then this event shall be deemed an
“ENEL’s Improved Offer” for the purposes of Clause 2.1.8(iii).

The consideration shall be payable by the co-bidders during the settlement stage, pro rata to their percentage participation in the
Takeover Bid (as indicated in subsection 2.1.1 above).

The guarantees of the Takeover Bid shall be contributed (i) by
ACCIONA, for the price corresponding to any shares in ENDESA to be acquired by ACCIONA pursuant to subsection 2.1.1 above and, (ii) any other guarantees for the remaining price, by ENEL.

2.1.3.		Acceptance period

The acceptance period shall be initially one month, without prejudice to any exercise by the CNMV of its authority under section 19.3 of Royal
Decree 1197/1991.

Notwithstanding the above, if at any time before the end of said acceptance period any of the Parties considers that, for any reason other than the launching of a competing bid, the minimum acceptance requirement to which the effectiveness of the Takeover Bid shall be subject to under Clause 2.1.5(i) below will not be met, then the co-bidders shall request from the CNMV a one-month extension of the acceptance period under the conditions established in section 19.2 of
Royal Decree 1197/1991.

To this effect, the Party that considers that said minimum acceptance requirement is not going to be met, shall so justify and notify it to the other Party as soon as possible, in order for the relevant request to the
CNMV to be made timely in advance.

2.1.4.	Percentage covered by the Takeover Bid

The Takeover Bid shall be launched over 1,058,752,117 shares of 1.20 euros of nominal value each, representing 100 % of the share capital of
ENDESA. Likewise, the Parties shall offer to acquire any ADSs traded in the United States of America pursuant to whatever transactions and tender offers, where appropriate, may be mandatory or otherwise agreed upon by the Parties.

2.1.5.	Conditions of the Takeover Bid

The effectiveness of the Takeover Bid shall be subject to prior satisfaction of the following conditions:

(i) The obtaining of acceptance forms covering a number of shares in Endesa that, together with those shares already held by the
Parties, represent more than 50% of ENDESA’s share capital.

(ii) That the following circumstances concur before the end of the acceptance period for the Takeover Bid: (a) the adoption by
ENDESA’s General Shareholders Meeting of the necessary
resolutions amending articles 32, 37, 38 and 42 of the
company’s By-Laws so as to remove any restrictions to the
number of votes that a single shareholder may cast, as well as any other obstacle to the assumption of control by the Parties over ENDESA; and (b) the registration of such resolutions with the Commercial Registry. The direction of said amendments as well as the circumstances under which, if applicable, this
condition shall be deemed fulfilled, shall be agreed upon by the
Parties and specified in the takeover prospectus. This condition shall be worded along the same terms as the condition initially imposed by E.On on the E.On Offer for ENDESA;

The co-bidders shall reserve in the takeover prospectus a discretionary right to waive, at any moment, any or all of the conditions that the
Takeover Bid may be subject to.

Any waiver, whether a full or a partial waiver, shall require the agreement of the co-bidders and thus, failing such agreement, the conditions above shall apply.

2.1.6.	Other conditions

The co-bidders shall negotiate in good faith all other terms and conditions of the Takeover Bid, to be agreed upon by mutual consent,

and being the usual terms and conditions for these transactions, including the reduction of the takeover bid price in the event of any dividend distribution by ENDESA.

2.1.7.	Amendment to the conditions

Any change to the Takeover Bid conditions, whether those established above or any other conditions that might be subsequently agreed upon by the co-bidders shall require the consent of ACCIONA and ENEL, which in all cases, shall be granted in writing.

2.1.8.	Alternative Sales and Improvements

(i)	Alternative Sales

Where the Parties are the recipient of a tender offer generally addressed to the shareholders in ENDESA other than the E.On
Offer (such as, among others, any tender offer launched by a third party before the Takeover Bid is launched, or any
competing offer – hereinafter, the “Alternative Sale”), offering the Parties a guaranteed possibility to receive a consideration higher than the consideration offered at the time by the Parties in their Takeover Bid, or else higher than whatever consideration the Parties may otherwise have committed to offer, then the
Parties shall consider the possibility of (a) improving their
Takeover Bid in order to match or exceed the Alternative Sale and, where appropriate, (b) arranging for any other lawful
structures which allow to offer to the remaining shareholders in
Endesa a consideration equal to or higher than the consideration offered under the Alterative Sale (hereinafter, the “Agreed
Improvement”).

(ii)	Agreed Improvement

The Parties undertake to negotiate in good faith for the purposes of agreeing upon an Agreed Improvement within five (5)
business days following a request to the other Party, provided always that this period does not prevent acceptance of the
Alternative Sale.

a)	Existence of an agreement

If the Parties agree on an Agreed Improvement, the
Parties shall be under a duty to carry out any actions as
may be necessary so that the Agreed Improvement
becomes effective, such as among others amending their
Takeover Bid as appropriate or contributing whatever
supplementary guarantees may be required by law.

	b)	Failure to agree

The Parties shall be free to accept the Alternative Sale in
their sole discretion if they fail to reach an agreement on
any Agreed Improvement reasonably in advance before
the end of the period for accepting the Alternative Sale.
In such a case, however, the Parties may only accept the
Alternative Sale within the last three (3) days of the
relevant acceptance period.

Once the failure to reach an agreement on an Agreed
Improvement has been established, any undertaking by
the Parties herein not to sell their shares in ENDESA, as
well as any other provisions in this Agreement restricting
acceptance of the Alternative Sale and the transfer of the
shares in ENDESA shall become null and void.

However, the provisions in the two previous paragraphs
shall not apply where an “ENEL’s Improved Offer” (as
this term is defined below) is launched.

In order to establish the failure to agree on an Improved
Agreement, any Party shall be able to do so by serving a
written notice on the other Party on the last day of the
period allowed for such an agreement. This notice shall
be served pursuant to any reliable instrument
(fehacientemente).

(iii)		ENEL’s Improved Offer

ENEL shall be entitled to resolve unilaterally on the formulation of an ENEL’s Improved Offer where, following the formulation of an Alternative Sale, the Parties failed to agree on an Agreed
Improvement.

“ENEL’s Improved Offer” shall be deemed to mean the
provision by ENEL, vis-à-vis ACCIONA, of an irrevocable and
unconditional written undertaking to acquire any and all shares in ENDESA held by ACCIONA (meaning all shares currently
held by ACCIONA as well as any other shares in ENDESA that
ACCIONA may acquire in the relevant offer) for a consideration in cash equal to or higher than any consideration offered by the third party in the Alternative Sale, payable on the same day when the addressees of the Alternative Sale become entitled to receive the offered price. The undertaking shall be guaranteed by a first demand bank guarantee, issued by a credit institution of reputable standing, which shall become jointly and severally liable for any and all payment obligations due by ENEL arising from this undertaking. Simultaneously, ACCIONA shall
irrevocably commit to accept ENEL’s Improved Offer (which

ENEL shall, where appropriate, formulate by launching a new
tender offer for the shares).

Any notice of an ENEL’s Improved Offer shall be served on
ACCIONA pursuant to any reliable instrument
(fehacientemente) to ensure that ACCIONA has actual
knowledge of the undertaking by ENEL and receives the bank
guarantee. The period allowed for ENEL to notify in due form the existence of any ENEL’s Improved Offer shall terminate at the end of half of the period between (a) the date when the
disagreement by the Parties on a possible Agreed Improvement is established and (b) the latest acceptance date for the
Alternative Sale.

Once ENEL’s Improved Offer is timely notified in substance
and form, ACCIONA may not accept the Alternative Sale and
shall be bound to transfer its shares in ENDESA to ENEL under
ENEL’s Improved Offer.

(iv)	New Alternative Sale

If, while ENEL’s Improved Offer is in force, either a third party or ENEL itself launches an Alternative Sale at a higher price than the price of ENEL’s Improved Offer, ACCIONA shall be
released from its undertaking to sell its shares in ENDESA to
ENEL and shall be entitled, at its sole discretion, to transfer any such shares to the third party or ENEL, as appropriate, except where ENEL formulates a new ENEL’s Improved Offer
pursuant to the previous rules –although now referred to the new
Sale Alternative– for a price equal to or higher than the price offered in the new Sale Alternative.

(v)	Other provisions

ENEL’s Improved Offer must be shaped as a competing offer or otherwise as a legally valid and enforceable offer in accordance with the law. Where the execution of ENEL’s Improved Offer
requires any other action or actions by the Parties, ACCIONA undertakes to complete any such additional actions (provided always that they do not result in any costs or risks for
ACCIONA) as may be necessary to achieve the same financial
and legal effect sought –namely, to complete the transfer by
ACCIONA to ENEL of its shares in ENDESA at the price
offered in ENEL’s Improved Offer, which shall be equal to or higher than the price offered in the last Alternative Sale, and within the same period as the period offered under that
Alternative Sale or otherwise with an equivalent financial effect.

When, as a result of ENEL’s Improved Offer, the Takeover Bid proceeds with ACCIONA as a co-bidder, ENEL shall be under a

duty to provide ACCIONA with any bank guarantees required to be filed with the CNMV, as well as with any other financing as
ACCIONA may request. ENEL shall acquire, on the date of
settlement of the Takeover Bid, any and all shares in ENDESA that ACCIONA would otherwise be bound to acquire; where
this is not possible, ENEL shall simultaneously acquire and pay for any such shares from ACCIONA on the next stock market
business day, except where the acquisition by ENEL is to
proceed through a tender offer (and in such a case, ACCIONA
undertakes to complete any additional actions necessary for
these purposes). All taxes and expenses incurred by ACCIONA
by reason of the maintenance, improvement and settlement of
the Takeover Bid shall be reimbursed by ENEL. ENEL shall
reimburse ACCIONA for any costs, expenses and interest paid
by ACCIONA since the date when ACCIONA paid to third
parties for the shares in ENDESA purchased by ACCIONA
until reimbursement thereof by ENEL.

Where the Parties are not required to launch the Takeover Bid under the Spanish Stock Market Act (Ley del Mercado de
Valores) and Royal Decree 1197/1991 (or any other substitute legislation) without thereby defaulting upon this agreement, the
Parties shall be released from any obligation to launch the
Takeover Bid but shall not be released from any other
obligations herein (including obligations under Clause 10).

Once the Takeover Bid is completed, or where the Parties
desisted therefrom, or else the obligation of the Parties to launch the Takeover Bid expired, this Clause shall no longer apply in respect of any further offers by third parties to acquire shares in
ENDESA.

This agreement and, particularly, the Put Option in Clause 10.2 below shall expire and become of no effect if, the provisions in the paragraphs above having been complied with in relation to an Alternative Sale with no ENEL’s Improved Offer having
been launched by ENEL, ACCIONA (a) transfers its shares in
ENDESA to the third party offering the Alternative Sale; or (b)
does not accept the Alternative Sale (in a case were ACCIONA is entitled to do so).

2.2.	Authorizations and additional offers

The Parties agree to submit in due time and form any authorizations, applications and notices necessary for taking control over ENDESA as provided for herein. To this effect, any and all authorizations and applications necessary for these purposes shall be submitted. In particular:

2.2.1.	Authorizations and notices

For the purposes of the 27th Additional Provision of Spanish Act
55/1999, of 29 December, regarding tax, administrative and social measures, an application shall be submitted to the General Energy
Secretariat of the Ministry of Industry, Tourism and Commerce
(“Secretaría General de la Energía del Ministerio de Industria, Turismo
y Comercio”), so as to cause the opening of a file to be thereafter submitted to the Council of Ministers –following the relevant report from the National Energy Commission (“Comisión Nacional de
Energía”) and the Government Commission for Economic Affairs
(“Comisión Delegada del Gobierno para Asuntos Económicos”)–
requesting this body not to raise any objection to the exercise of the voting rights attached to the ENDESA shares.

In addition to the necessary authorization by the CNMV, the following authorizations shall, among others, be applied for:

(i) before the National Energy Commission, the authorization foreseen in the Additional Provision Eleven, Third, 1,
Fourteenth of Spanish Act 34/1998, of October 7th , on the
Hydrocarbon Sector, as amended by Royal Decree-Law 4/2006,
of February 24th , whereby the functions of the National Energy
Commission were amended; ACCIONA and ENEL shall accept,
where appropriate, any conditions which the National Energy
Commission may impose, except where such conditions happen
to be very burdensome either to both Parties or to any of them;

(ii) before the National Energy Commission, the authorization foreseen in section 34.Four of Royal Decree-Law 6/2000, on
urgent measures to improve competition in the goods and
services markets, so that ENEL may exercise in full its voting rights in ENDESA;

(iii) before the General Administration of Energy of the Autonomous
Community of the Balearic Islands, the authorization foreseen in
Decree 6/2006, of January 27th , governing the authorization process for the transfer of energy distribution facilities; and

(iv) before the European Commission, as the takeover implies a
European concentration under section 1 of Council Regulation
(EC) nº 139/2004, of January 20th 2004. ACCIONA and ENEL
shall offer, if requested, all undertakings required to obtain the authorization by the European Commission, except where such
undertakings happen to be very burdensome to any of the
Parties. To this effect, the Parties accept that ACCIONA shall be under no duty to dispose of any significant assets within
ACCIONA’s renewable energies division in order to satisfy any conditions for the authorization in a case where such conditions can be satisfied through measures affecting ENDESA’s “special regime assets” (activos del regimen especial).

2.2.2. Applications for authorizations, filing of notices and additional offers

Notwithstanding the foregoing the Parties undertake to file any other applications for any authorization, as well as any other notices as may be required or convenient for the purpose of completing the takeover of
ENDESA by the Parties and giving effect to all other clauses herein.

This undertaking extends to all applications for authorizations and to the filing of any notices before any authorities or bodies whatsoever of any jurisdictions, whenever required.

Additionally, and given that the bid herein may result in an indirect takeover of foreign entities, the Parties undertake to launch any tender offers that, according to the domestic legislations of each of the entities involved, may be either required for or otherwise result from such indirect takeovers.

2.3.	Collaboration between the Parties

The Parties undertake, irrevocably, to collaborate in good faith in all respects for the purposes of filing in due time and form any offers, applications and notices referred to above and, to that effect, to prepare and contribute promptly and diligently all necessary documentation and information or documentation and information requested by the competent authorities or bodies.

Additionally, the Parties shall participate jointly in whatever negotiations and conversations may be held with the competent authorities or bodies; in particular with the European Commission, with the Spanish National Energy
Commission and with the CNMV concerning the relevant prospectus and in connection with the authorization for the Takeover Bid.

If any authority were to request from the Parties any modification of their applications with respect to the transactions herein, the Parties undertake in good faith to implement all necessary modifications so to achieve the objectives herein, provided that any such amendments are necessary and respect the balance between the Parties.

2.4.	Breach of the obligation to launch the Takeover Bid

If, by reason of a breach by any of the Parties of the provisions in Clause 2.3 above, no Takeover Bid is launched within the period in Clause 2.1 above, then the non-defaulting Party shall be entitled to a penalty from the defaulting Party.
Where the defaulting party is ACCIONA, the penalty shall be one thousand million euros (€ 1,000,000,000), and if the defaulting party is ENEL, then the penalty shall be two thousand million euros (€ 2,000,000,000).

The penalty shall not replace any compensation due by way of indemnity for damages arising from a breach of the obligation herein.

To this effect, upon a breach by any Party of the obligation to which this Clause relates which may result in the penalty (and provided always that the default is not cured within any period allowed for by the CNMV or any other administration or, where appropriate, within five (5) calendar days from a notice by the other Party), the penalty shall become immediately due, and thus the non-defaulting Party shall be entitled to demand immediate payment thereof. In such a case, the penalty shall be paid within five (5) business days after the end of the five (5) calendar day curing period above.

THIRD.-      INCORPORATION OF NEWCO

3.1.	Incorporation of Newco and contributions

ACCIONA and ENEL shall incorporate, immediately after the settlement of the
Takeover Bid, a Spanish limited-liability company or sociedad limitada
(hereinafter, “Newco”). The Parties undertake to contribute to Newco shares in
ENDESA representing approximately 50.02% of ENDESA’s share capital
(hereinafter, the “Contributions”), in accordance to the following schedule:

(i) upon incorporation of Newco, ACCIONA shall contribute its current stake in ENDESA, namely 10,964,099 shares (approximately 1.036% of the share capital of ENDESA), plus 42,079,382 shares (representing approximately 3.974% of the share capital of ENDESA) acquired by
ACCIONA in the Takeover Bid (i.e., an aggregate of 53,043,481 shares in ENDESA); ENEL, in turn, shall contribute 53,043,474 shares
(approximately 5.01% of the share capital of ENDESA) (hereinafter jointly referred to as the “First Contribution”);

(ii) during the first half of 2010, each of FINANZAS DOS and ENEL shall simultaneously contribute to Newco 20% of the share capital of
ENDESA (namely 211,750,424 shares each). However, before that date,
FINANZAS DOS shall be entitled to make its contribution and compel the ENEL Group to proceed simultaneously to its own contribution
(hereinafter the “Final Contribution”).

As a general rule concerning Contributions, the shares in ENDESA shall be contributed to Newco at the same value per share for all contributors, and free from any charges and encumbrances.

ENEL is aware that the shares in ENDESA held by ACCIONA and FINANZAS
DOS are pledged as security for the acquisition thereof.

ACCIONA and FINANZAS DOS shall make their best efforts so that, at the time they are required to make the Final Contribution, ACCIONA’s and
FINANZAS DOS’s shares in ENDESA are free from any charges and encumbrances. ACCIONA shall keep ENEL informed about the status of any negotiations with the financial institutions.

Notwithstanding the above, if ACCIONA and FINANZAS DOS were unable to achieve the result foreseen in the previous paragraph, namely the release of the shares from the relevant pledge, they shall inform ENEL accordingly. In such a case, ENEL shall have sixty (60) business days to:

(i) accept delivery to Newco of FINANZAS DOS’s contribution of shares in ENDESA subject to the pledge, and thus accept the assumption by
Newco of the financing secured by the pledge pursuant to the terms and conditions currently known; ENEL shall, in this case, be entitled to make the Final Contribution of its shares in ENDESA subject to the same terms and conditions regarding amount of guaranteed debt per share, pledge status and similar financing conditions; or

(ii) provide alternative financing to FINANZAS DOS under terms and conditions similar to those governing FINANZAS DOS’s acquisition debt (including a pledge, in favor of the financing creditor, over the shares or the quotas in Newco), so that such acquisition debt may be cancelled and the shares in ENDESA may be contributed to Newco free from any debt; ENEL’s alternative financing, if granted, shall be deemed to include the ability by FINANZAS DOS to cancel such financing at any time free from any penalties as well as to cancel simultaneously any pledge securing such financing.

The Parties undertake to seek whatever tax structure may be more efficient for the Parties.

In light of the different alternatives concerning the Contributions, the Parties undertake to take any actions as may be required pursuant to this agreement so that the two final fundamental objectives are met, namely: (i) that Newco hold more than 50% of the share capital of ENDESA, and (ii) that ACCIONA hold
50% plus seven (7) quotas in Newco and the remaining quotas be held by ENEL.

3.2.	ENEL’s undertaking concerning the acquisition of shares of ENDESA

ENEL undertakes, irrevocably, to acquire a number of shares in ENDESA equal to the number of shares that are subject to the equity swaps described in Recital
Three above, which represent approximately 14.98% of the share capital of
ENDESA (that is, 158,601,597 shares), immediately following the authorization by the National Energy Commission.

3.3.	Characteristics of Newco

Newco shall have the following characteristics:

(i) Its capital shall be divided into as many quotas as the number of shares in
Endesa contributed by the Parties to Newco, so that at any time

ACCIONA holds seven (7) quotas more than ENEL and, consistently, a majority position in Newco.

	(ii)	Newco’s corporate name shall be as agreed by the Parties.

	(iii)	The registered office shall be located in Madrid.

	(iv)	The only corporate purpose shall be, directly, the holding of shares in
ENDESA and indirectly, the same corporate purpose as ENDESA.

	(v)	The By-laws of Newco shall be drafted as agreed by the Parties consistently with the provisions herein in view of the spirit and intention thereof; for the case that no applicable provision can be found herein, and where no such provision can be inferred from the intention of the Parties, then whatever more appropriate provisions consistent with the law and business practices shall apply. In case of any discrepancy between this agreement and the By-laws, this agreement shall prevail. In that respect, the Parties hereby waive any right under section 44.2 of the Spanish
Limited Liability Companies Act (Ley de Sociedades de Responsabilidad
Limitada).

3.4.	Guarantee for the Contributions

If any of the Parties defaults, wholly or in part, upon the obligation to contribute to Newco the shares in ENDESA, or else complies with such obligation but late, as described in Clause 3.1 above, the following –cumulative– consequences shall follow:

	(i)	the defaulting Party shall pay to the other Party, by way of a penalty, the amount of one thousand million euros (€ 1,000,000,000). Said amount shall not be subject to reduction under any circumstances and shall become due upon the end of the term foreseen herein for the completion of each subsequent contribution; this penalty shall not replace any indemnity for damages that may be due by reason of the infringement of the obligation above; and

	(ii)	where ENEL is the defaulting Party, ACCIONA shall become
immediately entitled to exercise the Put Option in Clause 10.2 below.

FOURTH.-    UNDERTAKINGS REGARDING NEWCO

4.1	General provision concerning decisions in Newco and ENDESA

Any corporate resolutions by Newco or ENDESA which may be necessary or convenient in order to comply with and make this agreement effective shall be passed in each case pursuant to the relevant Clause herein. For these purposes, and in order for the Parties to comply fully and effectively with the agreement, the Parties shall express their positions precisely within the relevant corporate bodies.

The Parties agree to adapt and keep updated the lists of Reserved Matters (as this term is defined in Clause 9 below) whenever necessary in order to meet any requirements under any accounting rules applicable from time to time in
Spain and Italy, so as to ensure that the investment of the Parties qualifies as
Interests in Joint Ventures capable of proportionate consolidation –
Participaciones en Negocios Conjuntos susceptibles de consolidación proporcional (IRS 31).

4.2	Decisions by the General Shareholders Meeting of Newco

Any resolutions passed by the General Shareholders Meeting of Newco will require, to be validly approved, the favorable vote of, at least, fifty per cent plus one of the votes corresponding to the quotas in which the capital of Newco is divided.

As an exception, the favorable vote, of at least, two thirds of the votes corresponding to the quotas in which the capital of Newco is divided shall be required in order to validly pass the following resolutions (hereinafter, the
“Reserved Matters to Newco’s General Shareholder Meeting”):

(i) any amendment to the corporate By-laws;

(ii) transformation, merger or split-off, in any form whatsoever, as well as the dissolution and winding-up of the company;

(iii) any share capital increase or decrease, and the removal of any pre-emption rights (derecho de preferencia) in the event of any capital increase;

(iv) the removal (exclusión) of any partner;

(v) the appointment of the auditor of the company, whenever the auditor proposed is other than any of the four (4) main international auditing firms (KPMG, Deloitte, Ernst & Young and PWC);

(vi) the approval of the annual accounts; and

(vii) the establishment or modification of any dividend policy which deviates from the provisions in Clause 11 below.

4.3	Board of Directors of Newco

4.3.1. Composition

Newco shall be managed by a Board of Directors, which shall be formed by an even number of directors, half of whom shall be appointed upon a proposal by ACCIONA and the other half upon a proposal by
ENEL. Directors of Newco shall also serve as directors in ENDESA.

In case that, for any reason whatsoever, any of the members of the
Board of Directors of Newco leaves its position as director, the Parties undertake to hold a General Shareholders Meeting as soon as possible, so as to fill the vacant post. Likewise, the Parties undertake to vote in such Meeting for the appointment as director of whoever nominee may have been proposed by such Party which had initially proposed the appointment of the leaving director.

Except where substitute directors were appointed, and so long as the
General Shareholders Meeting above is not held, the Parties undertake not to take any decisions within the Board of Directors of Newco, except with the favorable vote of, at least a representative of each of
ACCIONA and ENEL.

In any case, one of the directors appointed upon a proposal by
ACCIONA shall be appointed as Chairman of the Board of Directors of
Newco. The Chairman shall not have an executive role.

ENEL shall propose the Secretary to the Board of Newco, with the approval of ACCIONA. A practicing lawyer of acknowledged prestige shall be appointed, not necessarily a director. The Board of Directors of
Newco shall dismiss the Secretary when required by any of the Parties in case of loss of confidence, unilaterally considered.

The Board of Directors shall meet monthly and also whenever requested by at least two (2) directors. In such a case the Chairman shall call for the meeting immediately.

4.3.2. Passing of Resolutions

In order to be validly passed, any resolutions by the Board of Directors of Newco shall require the favorable vote of a majority of its members.
In case of a tie, the Chairman of the Board of Directors shall have the casting vote.

Notwithstanding the foregoing, any resolutions in relation to the following matters (the “Reserved Matters to Newco’s Board of
Directors”) shall require the favorable vote of two thirds of the directors:

(i)	any disposition or encumbrance, by any title whatsoever, of
shares of ENDESA;

(ii)	the acquisition of shares of ENDESA outside the procedures set out herein;

(iii)	any indebtedness of Newco other than under Clause 3.1 above, and the obtaining or the provision of guarantees that, in the aggregate, exceed one million Euros (€ 1,000,000);

(iv)	the incorporation or acquisition of subsidiaries or the acquisition of any stake in any commercial or civil entities;

(v)	the delegation of any authority of the Board of Directors in favor of a Managing Director or an Executive Committee;

(vi)	the determination of the direction of Newco’s vote at the
General Shareholding Meeting of ENDESA, whenever the
resolution to be passed by ENDESA deals with a Reserved
Matter to ENDESA’s General Shareholders Meeting (as this
expression is defined in Clause 6.3.1 below);

(vii)	the execution of any powers of attorney authorizing any action qualified as a Reserved Matter to Newco’s General Shareholder
Meeting or as a Reserved Matter to Newco’s Board of Directors;
and

(viii)	any resolutions qualifying as Reserved Matters to ENDESA’s
Board of Directors (as this expression is defined in Clause 6.3.2 below).

FIFTH.-      PARTIES’ STAKES IN ENDESA

In accordance with the provisions above, the Parties’ stakes in the share capital of ENDESA shall, after the Contributions, be structured as follows:

(i)	Newco shall hold more than 50% but no more than 50.02% of ENDESA’s share capital.

(ii)	ENEL shall, directly or indirectly, hold any shares in ENDESA acquired by it in the Takeover Bid over and above those contributed to Newco.

SIXTH.-      COVENANTS IN RELATION TO ENDESA

6.1.		Entry into force of the syndication covenants

So long as the Takeover Bid is not settled, the Parties shall be free to determine in their sole discretion the direction of their voting rights attached to their shares of ENDESA.

The provisions set forth below in this Clause shall apply only once the
Takeover Bid is settled and provided always that the Parties gained, through the
Takeover Bid, Effective Control over ENDESA.

“Effective Control” shall mean the situation where the Parties (i) hold, in aggregate, directly or indirectly, more than 50%of the share capital of
ENDESA pursuant to the shareholding structure agreed herein, and (ii)
managed to appoint more than half of the members of the Board of Directors of
ENDESA.

6.2.		Composition and offices within the Board of Directors

	6.2.1.	Composition and appointment of the directors by the Parties

The composition of ENDESA’s managing body shall be as follows:

(i) The Board of Directors shall be composed by an even number of directors.

(ii) ACCIONA and ENEL shall have the right to appoint the same number of directors each. The Parties shall replace any leaving director by a nominee proposed by whatever Party proposed the leaving director at the time.

The Parties undertake not to resort to the proportional representation system set forth in section 137 of the Spanish Corporations Act (Ley de
Sociedades Anónimas) in order to make up for any vacancies within
ENDESA’s Board of Directors.

	6.2.2.	Chairman of the Board of Directors

The Chairman of ENDESA’s Board of Directors shall be appointed, in any case, at ACCIONA’s request, among those directors of ENDESA appointed following a proposal by ACCIONA.

The Chairman shall have executive authority and, for these purposes, shall be vested with whatever authority of the Board of Directors that may be so delegated onto the Chairman in accordance with the law and the by-laws. The Chairman shall exercise any such authority acting jointly (mancomunadamente) with the Managing Director.

6.2.3.	Managing Director

The appointment of ENDESA’s Managing Director shall in any event fall to a proposal by ENEL, among the directors appointed by ENEL in
ENDESA.

The Managing Director shall be delegated any and all authority of the
Board of Directors which, under the laws and the by-laws, is capable of delegation. Such authority shall be exercised jointly
(mancomunadamente) with the Chairman.

6.2.4.	Secretary to the Board of Directors

The proposal for the appointment of the Secretary to ENDESA’s Board of Directors shall correspond to ENEL with the approval of ACCIONA.
The appointment shall fall on a practicing lawyer of acknowledged prestige, not necessarily a director.

ENDESA’s Board of Directors shall dismiss the Secretary upon a request by any of the Parties in the event of loss of confidence, unilaterally considered.

6.2.5.	General Secretary

The proposal for the appointment of a General Secretary in ENDESA shall correspond to the Chairman. The appointment shall fall on a practicing lawyer of acknowledged prestige. The functions of the
General Secretary shall be agreed upon by the Chairman and the
Managing Director. The General Secretary shall have a right to attend and speak (but not to vote) at meetings of the Board of Directors.

6.2.6.	Announcements of Board of Directors meetings

The Board of Directors of ENDESA shall meet monthly and also whenever requested by at least two (2) directors. In such a case the
Chairman shall call for the meeting immediately.

6.2.7.	Executive Committee

The rules concerning the appointment of directors in ENDESA and the distribution of seats upon a proposal by the Parties, the provision of a casting vote for the Chairman of the Board of Directors and any other provisions agreed above shall apply, mutatis mutandis, to the appointment of members of the Executive Committee.

6.3.	Decision-making process

	6.3.1.	Decisions passed by the General Shareholders Meeting of ENDESA

Regarding all shares in ENDESA held from time to time by ACCIONA and ENEL and not contributed to Newco, ACCIONA and ENEL
undertake expressly and irrevocably to vote any such shares in the
General Shareholders Meetings of ENDESA always in the same
direction as Newco does.

The following resolutions (hereinafter, “Reserved Matters to
ENDESA’s General Shareholder Meeting”) shall only be valid if passed pursuant to a favorable vote by ACCIONA and ENEL:

(i) any amendment to the corporate By-laws resulting in the
transfer of the registered office abroad, any change to the
corporate name, the amendment of the managing system, the
amendment of the rules governing the approval of resolutions by the corporate bodies, or any amendment to the subject-matter or to the form of exercise of any rights attached to the shares;

(ii) transformation, merger or split-off, in any form whatsoever, as well as the dissolution and winding-up of the company

(iii) the removal of any pre-emption rights (derecho de suscripción preferente) in the event of any capital increase, or upon any issue of convertible bonds or any other negotiable instrument exchangeable for shares;

(iv) any capital increase or decrease, or any issue of bonds;

(v) any amendment to the dividend distribution policy in respect of the dividend distribution policy established in the company’s
Business Plan; and

(vi) any resolution authorizing the admittance to trading (listing) or de-listing of the shares of the company to or from any organized market.

	6.3.2.	Decisions passed by the Board of Directors of ENDESA

Any decisions of the Board of Directors of ENDESA shall be taken pursuant to the favorable vote of a majority of the directors and, where appropriate, pursuant to the casting vote of the Chairman in case of a tie.

A Deadlock Event (as this term is defined in Clause 9 below) shall be deemed to have occurred whenever more than half of the directors nominated by a Party disagree with the annual (individual or consolidated) accounts to be submitted by the Board for approval by the
General Shareholders Meeting.

Notwithstanding the provisions in the first paragraph of this Clause
6.3.2, any decisions on the following reserved matters (the “Reserved
Matters to ENDESA’s Board of Directors”) shall require the
favorable vote of the directors appointed by ACCIONA and ENEL –
where, also, the direction of the relevant vote concerning these matters shall be agreed to at the level of Newco in advance:

(i)	approval of the Business Plan, the Budget and any deviations or amendments thereto;

(ii)	approval of investments above one hundred million Euros
(€ 100,000,000);

(iii)	approval of the purchase of assets above one hundred million
Euros (€ 100,000,000);

(iv)	any indebtedness of ENDESA, any leasing transactions and the obtaining or provision of guarantees which, in the aggregate, exceed one hundred million Euros (€ 100,000,000);

(v)	the incorporation or acquisition or the sale of subsidiaries, or the acquisition or disposal of any stake in any commercial or civil entities for an amount above one hundred million Euros
(€ 100,000,000);

(vi)	any judicial or out-of-court settlement above twenty-five million
Euros (€ 25,000,000);

(vii)	any proposal for amendments to the By-laws concerning a
Reserved Matter to ENDESA’s General Shareholders Meeting;

(viii)	approval of any financing policies;

(ix)	any change to the dividend distribution policy in respect of the policy provided for in the Business Plan;

(x)	the appointment of the auditor of the company, whenever the
auditor proposed is other than any of the four (4) main
international auditing firms (KPMG, Deloitte, Ernst & Young
and PWC);

(xi)	agreements with related parties for amounts above ten million
Euros (€ 10,000,000), without prejudice to the application of the provisions concerning this matter set out in the Código
Unificado de Buen Gobierno;

(xii)	the approval of and any amendment to the Code of Conduct;

	(xiii)	approval of the general criteria concerning the company’s
accounting policies; and

	(xiv)	the execution of any powers of attorney authorizing any action qualified as a Reserved Matter to ENDESA’s Shareholder
Meeting or a Reserved Matter to ENDESA’s Board of Directors.

Any resolutions passed by the Board of Directors of ENDESA in opposite direction to the relevant resolution in Newco, approved pursuant to the vote of the directors nominated by any of the Parties shall be construed, for the purposes hereof and to the extent legally possible, as a breach of this agreement by the Party who had appointed that/those director/s, and thus may be construed as a Deadlock Event (as defined in Clause 9 below) by the non-defaulting Party.

6.4.		Amendments to the By-Laws and the corporate documentation of
ENDESA

The Parties undertake to proceed, within the shortest possible period following the settlement date of the Takeover Bid, to the relevant amendments to the
By-laws of ENDESA and to the Regulations of ENDESA’s General
Shareholders Meeting, Board of Directors and Committees, so that they conform, to the extent reasonable, to any corporate governance provisions required by the joint management project herein.

In case of discrepancy between this agreement and the By-laws of ENDESA or the Regulations of ENDESA’s General Shareholders Meeting, Board of
Directors or Committees, the provisions herein shall prevail between the Parties.

6.5.		Operative Committees

ENDESA shall have, to the extent legally possible, three (3) operative committees (namely an investment committee, a synergies and integration committee, and a financial committee), whose members shall be appointed by the Parties by half. The Chairman and the Managing Director shall agree upon the functions of these committees.

SEVENTH.-      AGREEMENT ON RENEWABLE ASSETS

7.1.	Combination of assets

	(i)	The Parties undertake to integrate in whatever company ACCIONA may propose (hereinafter for the purposes herein, “ACCIONA ENERGÍA”)
any renewable energy generation assets which at the time of such integration may belong to the ACCIONA and ENDESA Groups
(regardless of whether such assets are operative, under construction, development and/or evaluation at the time) for a value such that
ACCIONA holds, at least, 51% of the share capital and ENDESA holds the remaining share capital in ACCIONA ENERGÍA. For these
purposes, renewable energy generation assets shall mean those assets defined as instalaciones de producción de régimen especial (special regime production facilities) by Spanish legislation, expressly excluding co-generation but including biofuel.

(ii)	The Parties shall negotiate in good faith the way in which such transfer is to proceed, attempting to minimize any associated costs. The transfer provided for herein shall take place within six (6) months following the acquisition of Effective Control over ENDESA by the Parties. To this effect, the Parties undertake to pass as many resolutions as may be necessary at the corporate bodies of ENDESA so that the transfer may proceed. Likewise, the Parties undertake to make their best efforts to obtain whatever authorizations may be necessary for the transfer.

(iii)	The assets of ACCIONA and ENDESA shall be valued at market value.
The valuation shall proceed as follows: (a) each of ACCIONA and
ENEL shall designate an international investment bank of acknowledged prestige to value any assets of ACCIONA and ENDESA to be
transferred to ACCIONA ENERGÍA; (b) if the difference between the value determined by both reports is less than 10%, the relevant value shall be the average of the values so determined; (c) if the difference between both valuations is higher than 10%, ACCIONA and ENEL shall request a third valuation from an investment bank appointed by mutual consent by the banks initially appointed by the Parties and, failing agreement, by drawing lots among six (6) international investment banks of acknowledged prestige and experienced in the European M&A market. For these purposes, reference shall be had to the European M&A ranking for the last three (3) years by volume of transactions; (d) the final values shall result from the average of the values determined in the report by the third investment bank and those determined in the report issued by that of the other two investment banks which come closer to the valuation by the third investment bank. The report shall also include a proposal for adjustment in case the value of the assets selected by the
Parties does not result in the referred distribution of shares in ACCIONA
ENERGÍA.

Thus, the value of the assets shall be: (a) the average between the values assessed by the two investment banks appointed by ACCIONA and
ENEL, where the difference between the valuation in both reports is lower than 10%; (b) where such a difference exceeds 10%, the average between the values assessed in the report issued by the third investment bank and those values assessed in the report of whichever bank (out of the other two banks) that comes closer to the valuation assessed by the third investment bank.

If the stake which would otherwise correspond to ENDESA in
ACCIONA ENERGÍA were higher than 49%, ENDESA shall contribute, together with the assets, any associated debt related to such assets to the extent necessary so that such stake does not exceed 49%.

	(iv)	Any decisions to be passed by the Board of Directors of ENDESA in connection with the transfer referred to herein shall be so passed, where appropriate, exclusively by those directors of ENDESA that were appointed by ENEL, in light of the conflict of interest affecting to the directors appointed by ACCIONA. Notwithstanding the foregoing,
ENEL undertakes to vote in such a way so as to ensure that the decision by the Board of Directors actually meets the purpose of this Clause.

7.2.	Management of ACCIONA ENERGÍA

	(i)	The management of ACCIONA ENERGÍA shall correspond to
ACCIONA which, in any case, shall appoint at least half plus one of the members of the Board of ACCIONA ENERGÍA. The Board shall
delegate its authority to an Executive Committee and to a Managing
Director. ACCIONA shall hold the majority of the seats of the Executive
Committee and shall appoint the Managing Director.

	(ii)	ENDESA shall be entitled to appoint to the Board of Directors of
ACCIONA ENERGÍA whatever number of directors as may result under the proportional representation rule (derecho de representación proporcional). ACCIONA acknowledges and undertakes to protect
ENDESA’s position as a minority shareholder in view of the conflict of interest derived from the stake and presence held by ACCIONA in
ENDESA’s share capital and corporate bodies, respectively. The removal of any pre-emption rights (derecho de suscripción preferente)
arising by reason of any share capital increase in ACCIONA ENERGÍA shall require ENDESA’s favorable vote as long as ENDESA remains as a shareholder in ACCIONA ENERGÍA. Additionally, ENDESA shall be entitled to appoint an internal comptroller in ACCIONA ENERGÍA.

EIGHTH.-       INTEGRATION AND VALUATION OF ASSETS

The Parties undertake, subject always to obtaining the relevant administrative authorizations and those by the competition authorities, to integrate the business currently performed by ENEL VIESGO GENERACIÓN, S.L, ENEL VIESGO DISTRIBUCIÓN, S.L., ENEL VIESGO ENERGÍA, S.L. and ENEL VIESGO SERVICIOS, S.L., or by any 100% subsidiaries of ENEL replacing these companies (hereinafter jointly referred to as “ENEL VIESGO”) into ENDESA. This process shall be promoted within a six (6) month term as from the acquisition of Effective Control by the Parties over ENDESA, in any event through whatever legal mechanism may be deemed most convenient.

If the authorization for this integration were made conditional upon a disposal of assets by ENDESA, the Parties shall consider whether it is in ENDESA’s best interest to comply with such a requirement, and shall decide upon the integration accordingly.

The integration may not alter any of the stakes held directly or indirectly by the Parties in Newco nor the stake held by Newco in ENDESA, and therefore Newco shall, after the integration of the assets of ENEL VIESGO, continue holding 50.02% of the share capital in ENDESA.

The valuation of ENEL VIESGO shall proceed on the analogy of Clause 10.2.3. (ii) below (“Market Value”).

Any decisions to be passed by the Board of Directors of ENDESA in connection with the integration referred to herein shall be so passed excluding any votes by those directors of ENDESA appointed by ENEL, in light of the conflict of interest affecting such directors. Notwithstanding the foregoing, ACCIONA undertakes to vote in such a way so as to ensure that the decision by the Board of Directors actually meets the purpose of this Clause.

NINTH.-      CONFLICT RESOLUTION SYSTEM

The Parties agree that, in case of disagreement regarding the management of ENDESA or Newco, they shall abide by the provisions below.

(i)	A disagreement (the “Disagreement”) shall be deemed to have occurred where, in the course of taking any decision on Reserved Matters to Newco’s General
Shareholders Meeting, Reserved Matters to Newco’s Board of Directors,
Reserved Matters to ENDESA’s General Shareholders Meeting or on Reserved
Matters to ENDESA’s Board of Directors (hereinafter jointly referred to as the
“Reserved Matters”), and without prejudice to the foregoing Clauses, a disagreement arises between the Parties thus preventing the approval of the relevant decision.

(ii)	Upon a Disagreement, the Parties undertake to negotiate in good faith for a period of twenty (20) business days from the occurrence of the Disagreement
(hereinafter, the “Initial Term”). Such negotiations shall be carried out by representatives of each of the Parties holding decision-taking authority.

(iii)	In case that, after the Initial Term, the Parties do not reach an agreement, they shall submit the issue to the main executives of each of the Parties, who shall try to solve the Disagreement within the maximum term of ten (10) business days, as from the third business day following the day on which the Initial Term elapsed (hereinafter, the “Second Term”).

(iv)	Once the Second Term has elapsed without agreement, whichever decision that happens to alter the least any previous situation and practices shall be taken.

(v)	Notwithstanding the foregoing, if after a three (3) year term as from the date hereof a Deadlock arises and the Second Term elapses without any agreement by the main executives of the Parties, then a deadlock event shall be deemed to have occurred (a “Deadlock Event”) and the following Clause shall apply.

TENTH.-     TERMINATION OF THE RELATIONSHIP BETWEEN THE PARTIES

10.1	Particular cases

In the case of a Deadlock Situation as foreseen in paragraph (v) of Clause 9 above, and in any event ad nutum (at will) during the period between the fifth and the tenth anniversary hereof (subject to any extension agreed by the
Parties), any of the Parties may request the division of the assets of ENDESA
(the “Division”). The Division shall proceed as follows and in any event pursuant to the regulations governing the stock market as well as any other special legislation applicable to the case:

(i) The Party requesting the Division shall so notify -in a reliable manner
(fehacientemente)- to the other. The notice shall include the appointment of the investment bank proposed by the requesting Party to value the assets of the ENDESA Group. The proposed investment bank shall meet the requirements in paragraph (iii) below.

(ii) Following receipt of such notice, the recipient Party shall have fifteen
(15) days in order to accept the proposed investment bank as the sole bank for the purposes of the assessment or, otherwise, to appoint a second investment bank. Where a second investment bank is appointed, such bank shall meet the requirements in paragraph (iii) below.

(iii) The investment bank or banks proposed shall proceed to an assessment of the value of each asset within the ENDESA Group (to the extent of the actual percentage thereon held by ENDESA). Where there are two investment banks, each asset shall be valued at the average between the two valuations, except for those assets where the difference between their valuations is higher than 10%; in such a case, a new valuation for such assets shall be provided by a third investment bank. This third investment bank shall be appointed by mutual consent by the initial two banks and, failing agreement, by drawing lots before a Notary among six (6) international investment banks of acknowledged prestige and experienced in the European M&A market. For these purposes,
reference shall be had to the European M&A ranking for the last three
(3) years by volume of transactions.

(iv) The final values for each asset shall be: (a) where a single investment bank was appointed, the value assessed by such bank; (b) where two investment banks were appointed, and provided that the difference between both valuations does not exceed 10%, the average between both valuations; and (c) where the difference between the valuations prepared by the two investment banks exceeds 10%, the value of the asset shall be the average between the values determined in the report by the third investment bank and the value assessed for the same asset in the report issued by that of the other two investment banks which comes closer to the valuation by the third investment bank.

(v)	Once the different assets in the ENDESA Group have been valued, the valuing bank or banks shall prepare different lots of assets (each representing an efficient, consistent and balanced group of assets for the operation of the power business). Any lots for the Iberian market shall be prepared so that they:

	-	include integrated business both in the power (generation,
distribution and commercialization) and gas (LNG agreements, holdings in regasification facilities / regasification, distribution and commercialization agreements) sectors;

	-	are consistent from a territorial point of view, if possible by assigning to each lot entire Autonomous Regions (Comunidades
Autónomas). Each of Portugal and Morocco should be entirely
allocated to separate lots;

	-	include (each lot) a balanced and similar generation mix made up of the different technologies (hydraulic, nuclear, carbon, combine cycle gas turbine facilities, etc.) available;

	-	are appropriately sized so as to allow ACCIONA to choose, at least between two options, a lot for the Iberian market not exceeding
30% of the assets held by ENDESA in such territory.

Any remaining assets shall be grouped by geographical areas.

(vi)	Once the different lots have been prepared and valued, ACCIONA shall have a preferred right to configure the lot to be awarded to it following completion of the Division, by selecting whatever assets ACCIONA may deem appropriate as follows:

	(a)	ACCIONA shall, within a two (2) month term, select lots up to a market value of 30% of the total value, net of debt (enterprise value), of the assets of the ENDESA Group.

	(b)	Any lot of assets selected by ACCIONA shall include any debt guaranteed by –or associated to– such assets as well as any other agreements and provisions related thereto.

	(c)	If the resulting value of the lot selected by ACCIONA, after deducting any associated debt as well as the value of any portion thereof attributable to the remaining shareholders other than the
Parties, were to exceed the value of ACCIONA’s financial stake in ENDESA (valued as agreed herein), such value shall be
adjusted by allotting to ACCIONA corporate debt and other
liabilities to the extent necessary to cancel any such excess.
Where, on the other hand, the resulting value of the lot (after the deduction referred to above) is less than the value of
ACCIONA’s financial stake in ENDESA (valued as agreed
herein), then all appropriate measures shall be taken in order to cancel any debt associated to the assets in the relevant lot or, where appropriate, the relevant amount of cash shall be added to the lot, in any event to the extent necessary to achieve the relevant balance.

(d) Any remaining assets shall make up the lot to be allotted to
ENEL.

(e) All other shareholders in ENDESA shall hold a stake in the resulting companies in whatever proportion may correspond to them in accordance with the law.

(vii)	After the relevant lots have been formed, the Parties shall agree on the most appropriate legal and financial structure to complete the Division without thereby diluting the other shareholders, thereby ensuring an equal treatment for all other such shareholders and optimizing any taxation and transaction costs associated to the division process.

Each Party shall have a majority stake in those companies where the assets allotted to such Party pursuant to the Division may be contributed. The Parties shall relinquish, pursuant to the relevant legal mechanism, any stake in those companies where the other Party’s lot is contributed.

If the Parties do not reach to a full agreement on the legal and financial structure of the Division within two (2) months after the date when the notice selecting lots and referred to in paragraph (a) in sub-section (vi)
above is served, such structure or any disagreement thereon shall be determined or resolved by the Advisory Team (as defined below), acting pursuant to the rules and principles herein with due respect to the purposes of this agreement and in accordance with their best professional criteria. The Parties hereby agree to abide by the criteria laid down by this Advisory Team.

For the purposes of the previous paragraph, the Advisory Team shall be made up of the investment bank or banks chosen pursuant to the procedures above; by a Spanish legal advisor; and by an international auditing firm, in any event chosen by the Parties. Where the Parties fail to agree on the last two members of this Advisory Team, these two members shall be appointed by drawing lots before a Notary among the four (4) most reputable firms in the domestic market in their respective fields of practice, except that firms keeping a significant professional relationship with any of the Parties during the last two (2) years shall be excluded.

(viii)	Following exercise of the Put Option in Clause 10.2 below, no request for Division shall be admitted, and any Division in progress shall be stalled.

10.2	Put Option

10.2.1. Nature of the Put Option

In light of any possible conflict of interest between the Parties by reason of the industrial relationships that shall arise following the execution of this agreement, as well as any possible Deadlock Event, any possible failure to take control over ENDESA, the complexity involved in any
Division process and the convenience to keep ENDESA’s business as a single unit, ENEL hereby grants to ACCIONA –and ACCIONA hereby accepts– a put option (hereinafter, the “Put Option”) under the terms and conditions below.

The Put Option, which has an unconditional and irrevocable nature, may be exercised by ACCIONA at any time between the third and the tenth anniversary hereof.

Pursuant to the Put Option,

	a.	ACCIONA is entitled to sell and transfer to ENEL, and ENEL is then bound to buy and acquire from ACCIONA, all the quotas
in Newco held by ACCIONA as of the exercise date
(hereinafter, the “Quotas”), free from charges and
encumbrances and subject, in any event, to the terms in this
Clause 10.2; and

	b.	ACCIONA is entitled to sell and transfer to ENEL, and ENEL is then bound to buy and acquire from ACCIONA, all shares in
ENDESA held by ACCIONA as of the exercise date
(hereinafter, the “Shares”), free from charges and encumbrances and subject, in any event, to the terms in this Clause 10.2.

Any references to ACCIONA herein shall be deemed to include a reference to any companies within its group.

ENEL is entitled to nominate a third party who shall acquire and pay for the Shares and the Quotas. ENEL hereby represents and warrants in favor of ACCIONA, by way of joint and several guarantee, that the third party shall acquire the Shares and the Quotas, and that the third party shall pay for such Shares and Quotas when due under the terms herein.

In any event, the Put Option may be exercised only once, and then over all the Quotas and Shares.

10.2.2. Exercise period and formalization of the transfer

The Put Option may be exercised at any time between the third and the tenth anniversary hereof.

Once the Put Option is exercised, the sale and purchase and the transfer of the Quotas and the Shares, free from any charges and encumbrances, shall proceed as follows:

(i)		the transfer of Shares shall proceed pursuant to Royal Decree
1416/1991, of December 27th (or any substitute thereof), on
Stock Exchange transactions, transfer of listed securities out of the stock exchange and adjusted average exchanges.

(ii)		the transfer of Quotas shall proceed on the same date than the transfer of Shares, through the relevant public instrument.

10.2.3. Exercise Price

The price for the transfer of the Quotas and Shares shall be determined by reference to the value of the shares in ENDESA (discounting, in the case of the Quotas, any net debt owed by Newco).

(i)		Rules for the calculation of the price

The exercise price for each share in ENDESA shall be
determined as follows:

	a)	The base price shall be thirty eight euros and seventy
five cents (€ 38.75) or any higher price offered pursuant
to the last improvement offered in the E.On Offer.

This is the minimum price per share in ENDESA for the
purposes of the exercise of the Put Option in any of the
circumstances provided for in this Clause 10.2.

	b)	Where the Parties have Effective Control over ENDESA
at the time of exercising the Put Option, the exercise
price per share in ENDESA shall be the higher of: (x) the
market value assessed pursuant to the procedure in sub-
section (ii) below (hereinafter, the “Market Value”) or
(y) the price in sub-section (iii) below (the price in the
Takeover Bid, as improved where appropriate).

(ii)		Market Value

The market value shall be determined by applying any
customary criteria for valuing similar companies prevailing at the time in the capital markets, among others, discounted cash flows, multiples for previous comparable transactions, multiples in respect of comparable listed companies, and any other criteria used in the power sector.

Each of ACCIONA and ENEL shall appoint an investment bank
of acknowledged prestige in order to assess the Market Value.

Any such banks shall apply, for the purposes of their valuation, the criteria above. The valuation shall proceed as follows: (a)
where the difference between the value assessed by each bank is less than 10%, the relevant value shall be the average of the values so assessed; (b) if the difference between both valuations is higher than 10%, ACCIONA and ENEL shall request a third
valuation from an investment bank appointed by drawing lots
among six (6) banks (all meeting the requirements under Clause
10.1.(iii) above) nominated by the Parties by halves; this
investment bank shall also apply the criteria referred to above;
(c) the final value shall be the average between the value
determined in the report by the third investment bank and the value determined in the report issued by that of the other two investment banks which comes closer to the valuation by the
third investment bank.

The valuation process by the investment banks shall finish
within a maximum term of three (3) months from the date of the notice of exercise of the Put Option sent by ACCIONA to
ENEL. The investment banks shall be required to commit
explicitly to this term.

(iii)		Reference to the price of the Takeover Bid

The Market Value determined by the investment banks shall be replaced by the final price of the Takeover Bid (i.e., the price that incorporates the latest improvement, if any, even if the
Takeover Bid was not successful), adjusted pursuant to
paragraph (iv) below –if such result were higher than the Market
Value–, so that the latter price shall be the minimum exercise price of the Put Option if the Parties gained Effective Control over ENDESA.

(iv)		Adjustment of the price

Both the price established in paragraph (iii) above (Reference to the price of the Takeover Bid) as well as the base price
established in Clause 10.2.3.(i).(a) shall be adjusted:

	a.	by adding interest at a three-month Euribor rate plus
eighty five (85) basis points, applicable as from the date
hereof over the acquisition debt associated at any time to
the Shares of ENDESA which are directly or indirectly
subject to this Put Option, accrued from the date hereof
until the date when the exercise price of this Put Option
is paid.

For these purposes, “EURIBOR” means the Euro money
market benchmark rate which, pursuant to the rules
established by the European Banking Federation, may be

published on Reuter’s EURIBOR 01 screen, or that
which may subsequently replace it, at approximately
11.00 a.m. on the second business day in Madrid
immediately prior to date of this agreement for Euro
deposits for a period of three months, and then thereafter
for any three month successive periods. Should no such
rate appear on such screen for such a period, the
reference interest rate shall be determined by lineal
interpolation between the two reference rates for the
closest period upwards and downwards (or, failing
which, by applying the relevant rate to the closest
period).

	b.	less any dividends and capital reimbursements paid to
such Shares since the date hereof until the date when the
exercise price of this Put Option is paid; and

	c.	adjusting the relevant result in order to reflect the impact of any split of the Shares and any transactions which
may have led to any exchange of the Shares, or to reflect
any other similar circumstances which call for a review
of the price per share under customary market practices.

(v)	Payment of the price

The exercise price of the Put Option, both for the Shares and for the Quotas, shall be paid by banker’s cheque or bank transfer at the time of the relevant transfer. Following payment, ACCIONA shall acknowledge receipt thereof in favor of ENEL.

10.2.4. Exercise Notice

ACCIONA shall, where appropriate, exercise the Put Option pursuant to a public instrument to be served on the counterparty by way of exercise notice. This notice shall indicate:

(i)	The express and irrevocable intention to exercise the Put Option and therefore, the intention to sell and transfer to ENEL all the
Quotas and Shares.

(ii)	The notary before which the relevant share and purchase of the
Quotas shall take place, to be freely appointed by ACCIONA.

The exercise of the Put Option shall be irrevocable.

The exercise notice, referred to in this Clause 10.2.4, shall be served by notarial means (conducto notarial) on the address for ENEL stated in
Clause 19 below. Likewise, the intervening Public Notary shall send to
ENEL by fax, to the number stated in the said Clause, the content of the public instrument. The exercise notice shall be deemed sent and received on the date on which this fax is actually sent (which shall serve as the exercise date of the Put Option).

10.2.5. Execution of the transfer

The transfer shall proceed at any time selected by ENEL, in any event within sixty (60) business days from the date when the Put Option was exercised. However, were Effective Control was gained, the transfer shall proceed within thirty (30) business days following submission by the relevant investment bank(s) of its/their final valuation report(s).

10.2.6. Expenses

Any expenses arising from the transfer of the Shares and the Quotas shall be borne by the Parties by halves.

10.2.7. Tender offer as a consequence of the exercise of the Put Option

In the event that, by reason of the exercise of the Put Option by
ACCIONA, ENEL is required to launch a tender offer, ENEL
undertakes to do so at whatever price the law may require.

10.2.8. Co-operation by the Parties

The Parties shall co-operate diligently in good faith in order to facilitate access by ACCIONA to recourse financing guaranteed exclusively by the rights arising from this Put Option. ENEL does not, however, assumes any obligation of result in connection with this sub-section
10.2.8.

10.3	Early exercise of the Put Option

As an exception, the Put Option shall be exercisable in advance if E.On improved the E.On Offer but the Parties failed to reach an agreement to accept the E.On Offer or, thereafter, to agree on the price of the Takeover Bid at the time when such bid is due to be launched.

In such a case, the exercise price of the Put Option shall be the highest of: (i)
the latest price offered by any improved E.On Offer, adjusted pursuant to the provisions in Clause 10.2.3(iv) and determined on the basis of the period elapsed between the date when the E.On Offer is settled and the date when the authorization required by the offer that ENEL should launch in order to formalize the acquisition is requested, or (ii) any higher price offered or improved by ENEL in whatever tender offer that, if ACCIONA exercises its
Put Option, ENEL were required to launch in order to comply with the Put
Option, to be (any such offer) accepted by ACCIONA.

If ENEL launches its tender offer within the period and as agreed in Clause 2.1 above, ACCIONA undertakes to accept such an offer necessarily by exercising its Put Option.

The Put Option may also be exercised in advance if E.On obtains any stake in ENDESA above 50% of ENDESA’s share capital. In such an event, the Put Option shall be exercisable at any time within a three (3) year period following such circumstance.

ELEVENTH.-      DIVIDEND POLICY

Regarding dividend policy, the Parties undertake, for the duration of this agreement, to:

(i)	carry out as many actions as required so that ENDESA may distribute every year, by way of dividends, at least the amounts provided for in the Business Plan of ENDESA currently in force (as adapted, where appropriate, to the relevant situation arising from any possible sale of assets and other transactions provided for in this agreement), in any event with due respect to any investments foreseen in regulated activities in Spain thus contributing towards ensuring power supply, and provided always that such distribution does not materially affect the solvency of the ENDESA Group; and

(ii)	to carry out as many actions as required for Newco to distribute as dividends or interim dividends, as soon as possible and within the relevant time-frame so that any transfers and collections may be properly effected, any cash (tesorería)
existing in Newco, once any amounts required to meet the structure costs and the debt service of the company have been deducted as well as any other amounts where a deduction is required by reason of law or the by-laws.

The above shall also apply to any income that ENDESA or Newco may derive from the disposal of assets of any of such companies.

TWELFTH.- ACQUISITION AND TRANSFER OF SHARES OR QUOTAS

12.1.	Acquisition of shares in ENDESA

The Parties undertake and irrevocably commit, while this agreement is in force, and unless the other Party has expressly consented in writing:

	(i)	not to acquire, directly or indirectly, and not to agree on the acquisition of shares in ENDESA other than those acquired by virtue of the provisions herein;

	(ii)	not to contract for any derivative transactions nor take any positions, on a long or short term, directly or indirectly, over shares in ENDESA or whose value is referred to the shares in ENDESA;

	(iii)	not to induce third parties to carry out any of the actions referred to in paragraphs (i) and (ii) above.

12.2.	Transfer of shares in ENDESA or quotas in Newco

Except for the cases expressly set forth under this agreement, from the date hereof and during the term of this agreement, the Parties expressly and irrevocably undertake to refrain from transferring (directly or indirectly) to third parties under no circumstances all or part of their shares in ENDESA or their quotas in Newco. To this effect, they shall include the relevant provision in the By-laws of Newco forbidding such transfers for the maximum admissible period under applicable laws. Following the end of such initial term, the Parties undertake to take any measures as may be required by law in order to extend such provision for whatever successive terms may be necessary until termination of this agreement.

Nevertheless, any transfers of shares in ENDESA or quotas in Newco made by the Parties in favor of any 100 % subsidiaries are hereby expressly authorized, provided that the following conditions are met:

(i) that the acquiring subsidiary of the shares or quotas subrogates expressly in writing to the contractual position of the transferor herein, assuming the rights and obligations arising from this agreement for said transferor;

(ii) that the transferor guarantees jointly and severally with the transferee of the shares or quotas the obligations set forth under this agreement; if there is more than one transferee, all of them shall be jointly and severally liable among them; and

(iii) that the status of the transferee as a 100 % subsidiary of the transferor is maintained throughout the term of this agreement.

Any transfer of shares in ENDESA or quotas in Newco not complying with all the aforementioned conditions shall be deemed a default under this agreement and shall entail the consequences set forth under applicable legislation.

In any case, the prohibition on transfers, referred to in this Clause 12.2, shall not apply to any transfers by ACCIONA under the provisions in Clause 2.1.8 above.

As a supplementary guarantee, the Parties hereby grant each other a pre-emption right (derecho de adquisición preferente) in respect of any shares in ENDESA and quotas in Newco that they may hold from time to time, effective upon any direct or indirect transfer thereof (other than transfers expressly authorized in this Clause).

Clause 12.2 shall no longer apply if the E.On Offer obtains more than 50% of the share capital of ENDESA.

THIRTEENTH.-      PARTICIPATION OF OTHER INVESTORS

The Parties undertake to facilitate the participation in the share capital of ENDESA of any new investors that identify with the project of an independent ENDESA under the control provided for herein, provided always that such participation benefits ENDESA’s corporate interest.

Current shareholders willing to increase their shareholding shall also be deemed as investors.

This undertaking shall not affect the control over Newco and ENDESA provided for herein.

FOURTEENTH.-      CHANGE OF CONTROL

Upon a change of control in any of the Parties (hereinafter, the “Event of Change of Control”), the other Party shall immediately become entitled to open the procedure in Clause 10.1 above. A change of control shall be deemed to exist whenever any of the circumstances referred to in section 4 of the Spanish Securities Market Act (Ley del Mercado de Valores) are altered by reference to the current situation as of the date hereof.

The Parties expressly confirm that no total or partial privatization process of the parent company of the ENEL Group shall qualify as an Event of Change of Control for the purposes of this agreement.

FIFTEENTH.-      BREACHES

Without prejudice to the provisions herein where a specific penalty has been agreed, the Parties hereby establish a penalty (cláusula penal) for any other breaches of this agreement, for the amount of one thousand million Euros (€ 1,000,000,000) payable upon a breach of the obligation to transfer the shares of ENDESA or the quotas in Newco; and one hundred million Euros (€ 100,000,000) for any infringement other than the failure to transfer such shares or quotas.

In this regard, the failure by any of the Parties to comply with any of the obligations in this agreement which is not cured within thirty (30) calendar days from the relevant notice shall entail the immediate accrual of the penalty, such that the other Party shall immediately become entitled to payment thereof (without prejudice to any other rights, actions and remedies that may correspond to the Parties in law, in particular, the right to call for enforcement of this agreement and for any damages). In this case, the amount of the penalty shall be paid within the first five (5) business days following the end of the aforementioned thirty (30) calendar days cure period.

SIXTEENTH.-      COMMUNICATIONS

The Parties shall issue all public notices and statements concerning this agreement as may be required by law, and shall agree on the content of both the appropriate Notice of Relevant Information (Hecho Relevante) and any press statements.

SEVENTEENTH.-      TERM

This agreement shall remain in force for a ten (10) year term. Thereafter, the agreement shall be tacitly extended for five (5) year successive periods, except where any Party notifies the other, one (1) year before the end of the initial period or the end of the then current extension, its intention to terminate the agreement, without any need to state reasons.

Once the relevant termination notice is served and the initial term or the current extension is expired, the Parties shall proceed pursuant to the provisions in Clause 10.1 above, and the agreement shall remain in force until such time as those provisions are fully complied with.

Notwithstanding the above, this agreement shall terminate upon completion of a Division or, where appropriate, upon the transfer of the Shares or Quotas pursuant to the Put Option.

EIGHTEENTH.-      EXPENSES AND TAXES

Each Party shall bear its own expenses for the formalization and execution of this agreement and of the actions contemplated herein. Any accrued taxes and fees shall be borne by the Parties according to the law.

NINETEENTH.-      NOTICES

Except as otherwise stated herein, the Parties shall make all notices and communications regarding this agreement in writing through a Notary Public (por conducto notarial) or by any other means which evidence, under Spanish law, the date of receipt and the content of the notice. Notices may be anticipated by fax but, in any case, they shall be confirmed in writing within the following two (2) business days.

Any notices sent according to the previous paragraph shall be deemed, for the purposes of calculation of the relevant periods, received on the date when they were actually sent.

The addresses of the Parties and their fax numbers are stated below. Any change thereof must be notified in writing to the other Parties at least fifteen (15) calendar days before the date on which the change is to become effective.

To ACCIONA and FINANZAS DOS:

  Address: Avenida de Burgos, 18, “Parque Empresarial de la Moraleja”, Alcobendas (Madrid).
  Fax: + 34 91 663 28 84
  Representative: Mr. José Manuel Entrecanales Domecq
  Copy to: Mr. Jorge Vega-Penichet López

For ENEL and ENEL ENERGY EUROPE

  Address: Viale Regina Margherita 137, Rome (Italy)
  Fax: + 39 0683053472
  Representative: Mr. Fulvio Conti
  Copy to: Mr. Andrea Brentan

TWENTIETH.-      ASSIGNMENT

Except in those circumstances expressly provided for in this agreement, the Parties shall not assign in whole or in part any of their rights and obligations derived from this agreement, unless a written and express consent is granted by the other Party.

TWENTY-FIRST.-      OBLIGATIONS TO ACT

The Parties undertake, expressly and irrevocably, to make their best efforts to comply with all provisions herein including, without limitation, by exercising their voting rights in whatever direction may be necessary so as to pass any and all corporate resolutions, whether at the level of the Board or the General Shareholders Meeting (and whether in ENDESA or Newco) required for such purposes, and also undertake to issue all necessary instructions to their representatives therein.

This obligation applies not only in respect of any personal actions required hereunder but, also, in respect of any actions by the Parties taken through any entities through which they may, directly or indirectly, hold their stake (whatever its amount) in Newco or ENDESA. To this effect, ACCIONA and ENEL shall remain jointly and severally liable for any infringements by, respectively, FINANZAS DOS and ENEL ENERGY EUROPE.

TWENTY-SECOND.-      APPLICABLE LAW. JURISDICTION

22.1.	Applicable law
This agreement shall be governed by Spanish law (ley común española).
22.2.	Competent jurisdiction
The courts of Madrid shall be competent for any disputes arising from this agreement; the Parties hereby expressly waive their right to their own forum.

TWENTY-THIRD.-      SOLE AGREEMENT

This agreement and any annexes thereof constitute the sole agreement between the Parties, and as of the date hereof there is no any other agreement, oral or written with respect to the subject matter thereof. This agreement supersedes to all effects all agreements or documents executed or exchanged between the Parties prior to the date hereof.

In witness whereof, the Parties have executed as many copies of this agreement as the number of Parties, all to the same effect.

ACCIONA, S.A.	ENEL, SpA

Authorized signatory	Authorized signatory

Mr. José Manuel Entrecanales Domecq	Mr. Fulvio Conti

ENEL ENERGY EUROPE, SrL

Authorized signatory

Mr. Fulvio Conti

FINANZAS DOS, S.A.	FINANZAS DOS, S.A.

Authorized signatory	Authorized signatory

Mr. Valentín Montoya Moya	Mr. Jorge Vega-Penichet López